EXHIBIT 23.5

CONSENT OF UPDATA CAPITAL, INC.

We hereby consent to the use of our opinion letter dated July 28, 2003 to the Board of Directors of N2H2, Inc. (“N2H2”), included as Appendix B to the Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Nitro Acquisition Corp., a wholly owned subsidiary of Secure Computing Corporation. (“Secure Computing”), with and into N2H2, and to the references to such opinion in such Proxy Statement/Prospectus under the captions “Summary—Opinion of Financial Advisor to the N2H2 Board of Directors,” “The Merger—Background to the Merger,” “The Merger—Information and Factors Considered by the N2H2 Board of Directors,” and “The Merger—Opinion of the Financial Advisor to the Board of Directors of N2H2.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Proxy Statement/Prospectus and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit, and we hereby disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/    UPDATA CAPITAL, INC.

Red Bank, New Jersey

August 7, 2003